Exhibit 99.1

CONSENT OF SIMMONS ENERGY | A DIVISION OF PIPER SANDLER & CO.

Special Committee of the Board of Directors

Forbes Energy Services Ltd.

300 South Business Highway 281

Alice, TX 78332

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated December 17, 2019, addressed to the Special Committee of the Board of Directors of Forbs Energy Services Ltd. (the “Company”), included as Annex B to the proxy statement/prospectus contained in that certain Registration Statement of the Company, on Amendment No. 2 to Form S-4 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Company and Spieth Newco, Inc., and references made to our opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Piper Sandler & Co

Minneapolis, Minnesota

/s/ Sanjiv Shah
Co-Head Energy Investment Banking
April 11, 2020